Exhibit 99.1

Contact:	Charlene Hamrah (Investment Community) (212) 770-7074 Chris Winans (News Media) (212) 770-7083
AIG REPORTS THIRD QUARTER 2007 RESULTS
     NEW YORK, NY, November 7, 2007 — American International Group, Inc. (AIG) today reported that its net income for the third quarter of 2007 was $3.09 billion or $1.19 per diluted share, compared to $4.22 billion or $1.61 per diluted share in the third quarter of 2006. Net income, as reported, includes the effect of economically effective hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.
     Third quarter 2007 adjusted net income, as defined below, was $3.49 billion or $1.35 per diluted share, compared to $4.02 billion or $1.53 per diluted share in the third quarter of 2006.
     Included in both third quarter and nine months 2007 net income and adjusted net income was a charge of approximately $352 million pretax ($229 million after tax) for a net unrealized market valuation loss related to AIG Financial Product Corp.’s (AIGFP) super senior credit default swap portfolio. AIG continues to believe that it is highly unlikely that AIGFP will be required to make payments with respect to these derivatives.
     Net income for the first nine months of 2007 was $11.49 billion or $4.40 per diluted share, compared to $10.61 billion or $4.04 per diluted share in the first nine months of 2006. Adjusted net income for the first nine months of 2007 was $12.51 billion or $4.79 per diluted share, compared to $11.55 billion or $4.40 per diluted share in the first nine months of 2006.
THIRD QUARTER
(in millions, except per share data)

				Per Diluted Share
	2007	2006	Change	2007	2006	Change

Net income	$3,085	$4,224	(27.0)%	$1.19	$1.61	(26.1)%
Net realized capital gains (losses), net of tax	(600)	(62)	—	(0.23)	(0.02)	—
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (a)	196	267	—	0.07	0.10	—
Adjusted net income (b)(c)	$3,489	$4,019	(13.2)%	$1.35	$1.53	(11.8)%
Effect of AIGFP unrealized market valuation loss on super senior credit default swaps, net of tax, on income	$229	—	—	$0.09	—	—
Average shares outstanding				2,589	2,626

NINE MONTHS
(in millions, except per share data)

				Per Diluted Share
	2007	2006	Change	2007	2006	Change

Net income	$11,492	$10,609	8.3%	$4.40	$4.04	8.9%
Net realized capital gains (losses), net of tax	(673)	(88)	—	(0.26)	(0.03)	—
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (a)	(341)	(890)	—	(0.13)	(0.34)	—
Cumulative effect of an accounting change, net of tax (d)	—	34	—	—	0.01	—
Adjusted net income (b)(c)	$12,506	$11,553	8.2%	$4.79	$4.40	8.9%
Effect of AIGFP unrealized market valuation loss on super senior credit default swaps, net of tax, on income	$229	—	—	$0.09	—	—
Average shares outstanding				2,609	2,625

(a)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses. In the first quarter of 2007, AIG began applying hedge accounting for certain transactions, primarily in its Capital Markets operations. In the second quarter of 2007, AGF and ILFC began applying hedge accounting to most of their derivatives hedging interest rate and foreign exchange risks associated with their floating rate and foreign currency denominated borrowings.

(b)	Excludes net realized capital gains (losses), cumulative effect of an accounting change and FAS 133, net of tax.

(c)	Includes out of period adjustments detailed in note (g) on page 12.

(d)	Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R “Share-Based Payment”.
     At September 30, 2007, AIG’s consolidated assets were $1.072 trillion and shareholders’ equity was $104.07 billion. Shareholders’ equity declined slightly compared to June 30, 2007, primarily as a result of net income offset by share repurchase activity and $2.45 billion after tax in unrealized depreciation of investments reported in Other Comprehensive Income.
     Book value per share increased to $40.81, including a reduction of $0.50 per share related to payments of $1.27 billion advanced to repurchase shares.
     During the third quarter of 2007, AIG repurchased 30,611,884 shares of its common stock. An additional 13,964,098 shares were purchased through November 5, 2007, for a total of 69,067,943 shares purchased year to date.

     Commenting on the third quarter’s results, AIG President and Chief Executive Officer Martin J. Sullivan said, “In a volatile market environment that challenged many financial institutions, AIG reported adjusted net income of $3.49 billion in the third quarter of 2007 and increased book value per share to $40.81, once again confirming the benefits of our diversified portfolio of global businesses. While U.S. residential mortgage and credit market conditions adversely affected our results, our active and strong risk management processes helped contain the exposure. Our balance sheet remains strong with the financial resources to weather continued uncertainty as well as to take advantage of attractive market opportunities as they emerge.
     “Domestic Brokerage Group, Aircraft Leasing and Asset Management reported strong operating income growth. Life Insurance & Retirement Services operating income declined as market volatility adversely affected investment returns of certain asset classes and our businesses in the Japan and U.S. markets faced challenging market conditions. However, we experienced strong life insurance production in Asia, improved universal life and variable universal life sales in the Domestic Life operations and improved deposits for group retirement products and individual variable annuities in Domestic Retirement Services.
     “Our Mortgage Guaranty business reported an operating loss in the quarter resulting from the continued deterioration in the U.S. housing market. American General Finance’s adherence to disciplined underwriting standards has helped maintain the credit quality of its real estate portfolio. AIGFP reported an operating loss in the quarter due principally to the unrealized market valuation loss related to its super senior credit default swap portfolio. Although GAAP requires that AIG recognize changes in valuation for these derivatives, AIG continues to believe that it is highly unlikely that AIGFP will be required to make any payments with respect to these derivatives.
     “During the quarter we recorded pretax net realized capital losses of $864 million on a total cash and invested asset portfolio of $872.3 billion. Within the net realized capital losses are $529 million of charges for other-than-temporary declines in value, including impairments of approximately $149 million related to AIG’s residential mortgage-backed securities portfolio. Despite the volatility of the recent quarter, AIG’s exposure to the residential mortgage-backed securities market within the investment portfolios remains high quality and with substantial protection through collateral subordination.
     “Overall, our diverse global businesses are well positioned to respond to both challenges and opportunities. We continue to manage risks carefully and remain confident in our long term strategies to build shareholder value.”
GENERAL INSURANCE
     General Insurance third quarter 2007 operating income before net realized capital gains (losses) declined 3.4 percent to $2.51 billion compared to the third quarter of 2006. Improved underwriting results in the Domestic Brokerage Group were offset by a $215 million operating loss in the Mortgage Guaranty business and declines in operating income in the Personal Lines and Foreign General businesses. The third quarter 2007 combined ratio was 90.17, compared to 89.10 in the third quarter of 2006. Third quarter 2007 General Insurance net investment income increased 1.8 percent compared to the third quarter of 2006, which included $213 million of income for an out of period adjustment for unit investment trusts and partnership income.

     Domestic Brokerage Group (DBG) third quarter 2007 operating income was $1.89 billion, an increase of 24.5 percent compared to the third quarter of 2006. Improved underwriting results reflect favorable loss trends in recent accident years across most lines of business. Third quarter 2007 net premiums written declined slightly to $6.01 billion compared to $6.07 billion in the third quarter of 2006 as DBG maintained underwriting discipline in a competitive market. Premium growth in risk management, accident & health and program business offset the effects of increasing competition and rate declines in property and most casualty lines.
     Personal Lines third quarter 2007 operating income was $28 million compared to $133 million in the third quarter of 2006. The decline in operating income was due primarily to unfavorable loss reserve development in prior accident years from discontinued businesses, together with transaction and integration costs related to the acquisition of the minority interest in 21st Century Insurance Group. Net premiums written increased 7.8 percent compared to the third quarter of 2006, the result of continued growth in the AIG Private Client Group and stronger growth in Agency Auto and aigdirect.com, our newly combined direct auto business.
     United Guaranty Corporation reported an operating loss of $215 million in the third quarter of 2007, compared to income of $85 million in the third quarter of 2006, due to unfavorable loss experience as a result of the continued deterioration of the U.S. housing market. Third quarter 2007 net premiums written increased 30.6 percent compared to the third quarter of 2006, reflecting higher international premiums from strong growth in Europe, Canada and Australia.
     Foreign General third quarter 2007 operating income declined 12.4 percent to $631 million compared to the third quarter of 2006, largely due to lower favorable loss development in prior accident years, additional losses from the June 2007 U.K. floods and an increase in severe but non-catastrophic losses. Net premiums written increased 11.0 percent in original currency compared to the third quarter of 2006, with consumer lines in Latin America, Asia and Europe, as well as commercial lines in Europe and the U.K., contributing to the increase.
     At September 30, 2007, General Insurance net loss and loss adjustment reserves totaled $66.94 billion, a $1.74 billion increase from June 30, 2007. For the third quarter of 2007, net loss development from prior accident years, excluding accretion of discount, was favorable by approximately $337 million. The overall favorable development consisted of approximately $764 million of favorable development from accident years 2004 through 2006, partially offset by adverse development from earlier prior accident years.
LIFE INSURANCE & RETIREMENT SERVICES
     Life Insurance & Retirement Services third quarter 2007 operating income before net realized capital gains (losses) declined 6.0 percent to $2.49 billion. Domestic Life Insurance & Retirement Services operating income declined 11.8 percent and Foreign Life Insurance & Retirement Services operating income declined 2.4 percent compared to the third quarter of 2006.

     Domestic Life Insurance operating income included a $30 million out of period charge in the payout annuity business, an $18 million increase in deferred acquisition cost amortization related to SOP 05-1, and declining premium in-force in the group life/health business. This was partially offset by growth in life insurance in-force, higher payout annuity reserves and increased net investment income in both these lines of business, as well as by a $52 million gain in the group life/health business related to a reinsurance settlement involving the Superior National matter.
     In Domestic Retirement Services, increased fee income in the group retirement products business was offset by lower net investment income, resulting in a decline in operating income compared to the third quarter of 2006. Individual variable annuities also experienced increased fee income and lower net investment income; operating income increased, benefiting from lower deferred acquisition cost amortization due to the effect of realized capital losses. Individual fixed annuity operating income declined due to lower partnership income, as well as higher amortization of deferred acquisition costs primarily resulting from increased surrenders and adjustments for changes in actuarial estimates relating to system conversions.
     Third quarter 2007 Foreign Life Insurance & Retirement Services operating income was affected by a decline in net investment income from partnerships, unit investment trusts and other investments, which included $74 million in trading account losses in the U.K. related to variable annuity products and $36 million in higher incurred benefits in Japan related to the effect of the decline in the Nikkei on a closed block of business with guaranteed benefits. Additionally, market conditions in Japan continue to be challenging with increased competition affecting growth and higher expenses incurred in connection with enhancing the organizational structure to meet increasing regulatory requirements. Third quarter 2006 net investment income and operating income included $24 million of income from an out of period adjustment for unit investment trusts.
     Strong life insurance production in Asia, particularly in Taiwan, and single premium sales of interest sensitive whole life in Japan and investment oriented products in Europe offset a decline in first year premium sales in Japan resulting from the suspension of increasing term products pending an industry wide review by the National Tax Authority. The weak yen continued to adversely affect fixed annuity sales and surrender activity in Japan, although variable annuity production increased due to competitive new living benefit features. Fixed annuity deposits increased in Korea, Taiwan and the U.K. compared to the third quarter of 2006.
FINANCIAL SERVICES
     Third quarter 2007 Financial Services operating income, before net realized capital gains (losses) and the effect of economically effective hedging activities that did not qualify for hedge accounting treatment under FAS 133, was $307 million, a decline of 46.3 percent compared to the third quarter of 2006.
     Aircraft Leasing operating income was $269 million in the third quarter of 2007, compared to $157 million in the third quarter of 2006. Results were driven by ILFC’s larger aircraft fleet, higher lease rates, higher utilization and income from the sale of aircraft assets.

     Capital Markets reported a $58 million operating loss in the third quarter of 2007, primarily due to a $352 million unrealized market valuation loss related to the AIGFP’s super senior credit default swap portfolio and a $51 million out of period charge related to a series of lease transactions. These items offset good transaction flow in AIGFP’s credit, interest rate, commodity and currency products and a $131 million unrealized market valuation gain on the value of certain credit derivatives.
     AIG estimates a further unrealized market valuation loss through October 2007 of approximately $550 million before tax for AIGFP’s super senior credit default swap portfolio.
     Third quarter 2007 Consumer Finance operating income was $80 million compared to $220 million in the third quarter of 2006. American General Finance, Inc. operating income declined due to reduced origination volume and higher warranty reserves in its mortgage banking operation as well as an increase in allowance for loan losses. AGF’s adherence to disciplined underwriting standards has helped maintain the credit quality of its real estate portfolio. Over the past quarter, the portfolio experienced modest deterioration driven to a large extent by the maturation of the assets and current market conditions. Loan growth in Poland, Thailand and Argentina was the primary driver of AIG Consumer Finance Group’s increased revenue compared to the third quarter of 2006. Operating income declined due to higher expenses associated with branch expansions, acquisition activities and product promotion campaigns.
ASSET MANAGEMENT
     Asset Management operating income in the third quarter of 2007, before the effect of consolidated managed partnerships and funds that are offset in minority interest expense and net realized capital gains (losses), was $358 million, a 31.1 percent increase compared to the third quarter of 2006. The increase in operating income was largely due to favorable results in the spread-based investment businesses. Institutional Asset Management results declined due to lower income from gains on real estate sales compared to the third quarter of 2006, $30 million in sales expenses related to fund launches and $52 million in costs incurred related to private equity investments temporarily held on AIG’s balance sheet until transferred to an AIG managed investment product. These items offset increased carried interest on private equity investments and higher management fees associated with the growth in institutional assets under management.
OTHER OPERATIONS
     Third quarter 2007 operating income from Other Operations, before net realized capital gains (losses) and consolidation and elimination adjustments, amounted to a loss of $428 million compared to a $271 million loss in the third quarter of 2006. These results reflect higher interest expense resulting from increased parent company borrowings, higher unallocated corporate expenses and the effect of FAS 133.
# # #
     Additional supplementary financial data, an updated presentation on AIG’s exposure to the U.S. residential mortgage market and an update on AIG’s Economic Capital Modeling Initiative are available in the Investor Information section of www.aigcorporate.com.
A conference call for the investment community will be held tomorrow, Thursday, November 8, 2007 at 8:30 a.m. EST. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Wednesday, November 28, 2007.

# # #
     It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. Please refer to AIG’s Quarterly Report on Form 10-Q for the period ended September 30, 2007 and AIG’s past and future filings with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the factors that may affect its business. AIG is not under any obligation (and expressly disclaims any such obligation) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.
# # #
     American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Paris, Switzerland and Tokyo.
# # #

Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Third Quarter 2007 Financial Supplement available in the Investor Information section of AIG’s corporate website, www.aigcorporate.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance, and out of period adjustments are shown exclusive of realized capital gains (losses), cumulative effect of an accounting change in 2006, the effect of FIN 46(R), the effect of EITF 04-5, the effect of FAS 133 and the effect of catastrophe-related losses.
     AIG excludes the effects of the 2006 accounting change, FIN 46(R) and EITF 04-5, and the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, although they are economically effective hedges, because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts. Likewise, AIG excludes certain entities consolidated pursuant to FIN 46(R) or EITF 04-5, including certain AIG managed partnerships, private equity and real estate funds, where AIG does not in fact have the economic interest that is presumed to be held by consolidation, because AIG believes this presentation is more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance. Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.

     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006 (a)	Change	2007	2006 (a)	Change
General Insurance Operations:
Net Premiums Written	$11,823	$11,224	5.3%	$36,068	$34,113	5.7%
Net Premiums Earned	11,433	11,217	1.9	34,015	32,365	5.1
Underwriting Profit	1,114	1,227	(9.2)	3,937	3,746	5.1
Net Investment Income	1,394	1,370	1.8	4,585	4,102	11.8
Income before Net Realized Capital Gains (Losses)	2,508	2,597	(3.4)	8,522	7,848	8.6
Net Realized Capital Gains (Losses) (b)	(69)	28	—	(11)	(29)	—
Operating Income	$2,439	$2,625	(7.1)%	$8,511	$7,819	8.9%

Loss Ratio	64.64	62.56		64.24	64.14
Expense Ratio	25.53	26.54		24.02	24.05
Combined Ratio	90.17	89.10		88.26	88.19

Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	$8,300	$7,673	8.2%	$24,895	$23,121	7.7%
Net Investment Income	4,823	5,045	(4.4)	16,468	14,299	15.2
Income before Net Realized Capital Gains (Losses)	2,490	2,648	(6.0)	7,926	7,600	4.3
Net Realized Capital Gains (Losses) (b)	(491)	(176)	—	(1,026)	(117)	—
Operating Income	1,999	2,472	(19.1)	6,900	7,483	(7.8)
Financial Services Operations:
Operating Income excluding FAS 133 and Net Realized Capital Gains (Losses)	307	572	(46.3)	1,263	1,703	(25.8)
FAS 133 (b)	428	783	—	(185)	(1,058)	—
Net Realized Capital Gains (Losses) (b)	(66)	(176)	—	(70)	(104)	—
Operating Income	669	1,179	(43.3)	1,008	541	86.3
Asset Management Operations:
Operating Income excluding Consolidated Managed Partnerships & Funds and Net Realized Capital Gains (Losses)	358	273	31.1	1,693	1,144	48.0
Consolidated Managed Partnerships & Funds (c)	293	44	—	748	410	—
Net Realized Capital Gains (Losses) (b)	(232)	(106)	—	100	(109)	—
Operating Income	419	211	98.6	2,541	1,445	75.8
Other before Net Realized Capital Gains (Losses)	(428)	(271)	—	(1,331)	(984)	—
Other Net Realized Capital Gains (Losses) (b)	(199)	85	—	(226)	31	—
Consolidation and Elimination Adjustments (b)	(20)	—	—	(24)	—	—
Income before Income Taxes, Minority Interest and Cumulative Effect of an Accounting Change	4,879	6,301	(22.6)	17,379	16,335	6.4
Income Taxes	1,463	1,943	—	4,868	5,066	—
Income before Minority Interest and Cumulative Effect of an Accounting Change	3,416	4,358	(21.6)	12,511	11,269	11.0
Minority Interest, after-tax:
Income before Net Realized Capital Gains (Losses)	(323)	(137)	—	(1,005)	(678)	—
Net Realized Capital Gains (Losses)	(8)	3	—	(14)	(16)	—
Income before Cumulative Effect of an Accounting Change	3,085	4,224	(27.0)	11,492	10,575	8.7
Cumulative Effect of an Accounting Change, net of tax (d)	—	—	—	—	34	—
Net Income (e)	$3,085	$4,224	(27.0)%	$11,492	$10,609	8.3%

Financial Highlights

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006 (a)	Change	2007	2006 (a)	Change
Net Income (e)	$3,085	$4,224	(27.0)%	$11,492	$10,609	8.3%
Net Realized Capital Gains (Losses), net of tax	(600)	(62)	—	(673)	(88)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	196	267	—	(341)	(890)	—
Cumulative Effect of an Accounting Change, net of tax (d)	—	—	—	—	34	—

Adjusted Net Income (f)(g)	3,489	4,019	(13.2)	12,506	11,553	8.2

Effect of AIGFP Unrealized Market Valuation Loss on Super Senior Credit Default Swaps, net of tax, on income	229	—	—	229	—	—
Earnings Per Share — Diluted:
Net Income (e)	1.19	1.61	(26.1)	4.40	4.04	8.9
Net Realized Capital Gains (Losses), net of tax	(0.23)	(0.02)	—	(0.26)	(0.03)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	0.07	0.10	—	(0.13)	(0.34)	—
Cumulative Effect of an Accounting Change, net of tax (d)	—	—	—	—	0.01	—

Adjusted Net Income (f)(g)	1.35	$1.53	(11.8)%	4.79	4.40	8.9

Effect of AIGFP Unrealized Market Valuation Loss on Super Senior Credit Default Swaps, net of tax, on income	$0.09	—	—	0.09	—	—
Book Value Per Share				$40.81	$36.99	10.3%
Average Diluted Common Shares Outstanding	2,589	2,626		2,609	2,625
(See accompanying Notes on Page 12)

Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2006 to conform to the 2007 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment under FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, including the related foreign exchange gains and losses. In the first quarter of 2007, AIG began applying hedge accounting for certain transactions, primarily in its Capital Markets operations. In the second quarter of 2007, AGF and ILFC began applying hedge accounting to most of their derivatives hedging interest rate and foreign exchange risks associated with their floating rate and foreign currency denominated borrowings.

(c)	Represents income from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income is offset in minority interest expense, which is not a component of operating income.

(d)	Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R “Share-Based Payment”.

(e)	In the third quarter and nine months of 2007 and 2006, net income includes out of period increases (decreases) as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
To reverse net gains on transfers of available for sale securities among legal entities consolidated within AIGFP	$—	$—	$(247)	$—
Change in the projected timing of income tax cash flows from a series of lease transactions	(33)	—	—	—
Net realized capital gains relating to foreign exchange	(5)	23	46	18
Derivative transactions under FAS 133	(13)	—	(12)	(145)
Income tax remediation	(14)	(39)	(58)	(239)
Unit investment trusts	—	75	—	417
Other, primarily remediation activities	30	14	(137)	(186)

Total	(35)	73	(408)	(135)

Effect on Diluted Earnings Per Share	$(0.01)	$0.03	$(0.16)	$(0.05)

(f)	Adjusted net income excludes net realized capital gains (losses), cumulative effect of an accounting change and FAS 133, net of tax.

(g)	In the third quarter and nine months of 2007 and 2006, adjusted net income includes out of period increases (decreases) as follows:

Change in the projected timing of income tax cash flows from a series of lease transactions	$(33)	$—	$—	$—
Income tax remediation	(14)	(39)	(58)	(239)
Unit investment trusts	—	75	—	417
Other, primarily remediation activities	30	(65)	(133)	(291)

Total	(17)	(29)	(191)	(113)

Effect on Diluted Earnings Per Share	$(0.01)	$(0.01)	$(0.07)	$(0.04)